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Wells Fargo & Company

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Filed by Wells Fargo & Company

Pursuant to Rule 14a-6(b) under the Securities Exchange Act of 1934

Commission File No.: 001-02979

Video Transcript: Our Road Ahead

Featuring

Timothy J. Sloan, Chief Executive Officer and President, Wells Fargo & Company

and

Elizabeth A. (“Betsy”) Duke, Independent Chair of the Board of Directors, Wells Fargo & Company

Tim Sloan: 2018 was a very exciting year for Wells Fargo. We had 260,000 team members that worked incredibly hard to satisfy our customer’s financial needs and to help them succeed financially. That’s our vision, that’s where it starts. Those same team members were able to do that by following our values and being very focused on achieving our six goals. We still have some work to do, there’s no question about that, but we’re absolutely on a path, and we’re on a path to a very exciting transformation at Wells Fargo.

Betsy Duke: The board of directors is really excited and optimistic about our road ahead. We can really see the company that we’re going to be, and the future that we’re going to have, and it’s something that all of us look forward to.

Tim Sloan: When you think about our first goal, which is to provide the best customer service and advice in the industry, it’s first and foremost it’s about listening to our customers. It’s about understanding what their needs are. It’s about making sure that we appreciate their changing preferences. It’s about delivering our products and services in a way that they want to receive them, that’s helpful for them to be successful. So for example, we introduced Control Tower. It’s an easy way for our customers to find all their financial information and to turn on and off their debit card. There’s a transformation that’s going on in the company, it all starts with the customer and listening, and then making sure that we’re organized in a way that we can be responsive to their needs.

Betsy Duke: Banking is very personal business to everyone. And so we always have to remember that. And it’s our role to help customers succeed financially. Sometimes by educating them, sometimes by the products that we offer, sometimes by making it easy to do the things that everybody knows they would need to do.

Tim Sloan: If they want to come into a branch that’s terrific. If they want to call us on the phone that’s fine too. If they want to interact with us via mobile or online or via an ATM, however they want to do it, we need to deliver that to them in a way that works for them. But also in a way that anyone at Wells Fargo knows that customer as well as anybody else.

Betsy Duke: That’s what we’re striving for, the same experience with Wells Fargo, even though we have millions and millions of customers. That each one of them has that feeling that this is a company that’s going to be with them for a lifetime. This is a company that’s going to help them as they go through every single stage of their life.

Tim Sloan: We’re on a journey that’s really similar to our customers. Technology is changing our business each and every day. The demographics of our customers change, their tastes change. They’re on their own financial journeys in terms of going to school, buying a car, buying a house, and then investing in their future for retirement or savings. And so we want to be on that journey with them, providing the right advice, the right products, and the right service to help them to succeed financially.

Betsy Duke: We are on a journey to be a better company. Not just a – a better company than we are today. But a better company than we would’ve been had we not really discovered some of the challenges that we faced.

Tim Sloan: We’ve reorganized Wells Fargo so that we’re less product-centric and much more focused on our customers, whether it’s a consumer, a small business, or a large corporate customer. We’ve centralized many of our enterprise control functions so that we can manage our risks better.

Betsy Duke: Tim has put together just a fabulous management team. They are a blend of Wells Fargo veterans, along with new top talent. You get a fresh perspective. You get people who bring different experiences. Different lenses, ways of looking at things. But you have to combine that with people who understand the company. It’s not just enough to know what to do, or to have a good idea. But you’ve got to figure out how to work together to have a common vision of where you’re going, and then get it done.

Tim Sloan: I’m very excited about the road ahead. I couldn’t be more optimistic about our future and the transformation that’s occurring at Wells Fargo. And one of the reasons I’m so optimistic about our future is because the success that we’ve had in our past. 166 years of success at Wells Fargo. Through the ups and downs of the economy, through the growth of our country, to helping our customers succeed wherever they do business around the world.

Betsy Duke: It’s a really good time to be at Wells Fargo, because this is a time when really good things are happening, and you can just see on the horizon the company that we’re gonna be.

Tim Sloan: It is so exciting to be a part of this company today and being part of this very important transformation.